EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE                                                  June 25, 2009

Rowan Announces Decision to Recommence Construction
of Third 240C Class Jack-up Rig

HOUSTON, TEXAS -- Rowan Companies, Inc. (“Rowan” or the “Company”) (NYSE: RDC) announced that it will recommence construction of the third 240C class jack-up rig, the Joe Douglas, at its Vicksburg, Mississippi shipyard, with delivery expected in the third quarter 2011.

Matt Ralls, Rowan’s President and Chief Executive Officer, commented, "Earlier this year we halted construction on this rig due to concerns over the turmoil in the credit markets and the downturn in jack-up drilling markets.  Based on improvements in the credit markets and our confidence in our liquidity outlook through 2010, we have elected to resume construction. We believe that this very capable, high specification rig will generate an attractive return on capital based on its expected go forward cost of $150 million and will be met with widespread customer acceptance when it is delivered in 2011.”

The Company began construction of the initial 240C class rig, the Rowan Mississippi, in 2007.  The 240C was designed to be a significant upgrade of the original 116-C class, which was the "workhorse" of the global drilling industry since its introduction in the late 1970s.  The Joe Douglas, like its sister rigs the Rowan Mississippi and the Ralph Coffman, will have 2.5 million pounds of hookload, an 80 feet cantilever reach and 491 feet of leg length.

Incorporating the expected impact of this revision to the Company’s newbuild plan, current estimates for the Company’s 2009 capital expenditures will increase by approximately $20 to 25 million to approximately $550 million, and total 2010 capital expenditures will be in the range of approximately $300 to 325 million. The Company anticipates funding these capital expenditures through available cash and operating cash flows. While not expected to be utilized, the Company also has $155 million of credit available under its undrawn credit facility, and will consider other financing alternatives that may become available.

Construction continues on the second 240C, the Ralph Coffman, which is scheduled to be delivered early 2010.  The Company’s first three EXL rigs remain on schedule and budget, with deliveries scheduled for the second, third and fourth quarters of next year.  The fourth EXL rig remains on hold pending the Company’s decision to resume construction by third quarter 2009.

Rowan Companies, Inc. is a worldwide provider of contract drilling services utilizing a fleet of 22 high-spec offshore jack-up rigs and 32 deep-well land drilling rigs.  The Company also owns and operates a manufacturing division that produces equipment for the drilling, mining and timber industries.  For more information on Rowan, please visit www.rowancompanies.com.

This report contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements as to the expectations, beliefs and future expected financial performance of the Company that are based on current expectations and are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected by the Company.  Among the factors that could cause actual results to differ materially include oil and natural gas prices, the level of offshore expenditures by energy companies, energy demand, the general economy, including inflation, capital markets conditions, weather conditions in the Company’s principal operating areas and environmental and other laws and regulations.  Other relevant factors have been disclosed in the Company’s filings with the U. S. Securities and Exchange Commission.

Contact:
Suzanne M. McLeod
Director of Investor Relations
(713) 960-7517
smcleod@rowancompanies.com